UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2022

Trimble Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)
10368 Westmoor Drive, Westminster, CO, 80012
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (720) 887-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TRMB	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.
Term Loan Credit Agreement
On December 27, 2022, Trimble Inc. (the “Company”) entered into a Term Loan Credit Agreement, by and among the Company, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Term Loan Credit Agreement”). The Term Loan Credit Agreement provides for an unsecured delayed draw term loan facility in the aggregate principal amount of $1.0 billion, comprised of a 3-year tranche in the amount of $500.0 million (the “3-Year Tranche”) and a 5-year tranche in the amount of $500.0 million (the “5-Year Tranche”).
Use of Proceeds; Termination of Commitments. Subject to the satisfaction of certain conditions, the loans under the Term Loan Credit Agreement may be borrowed and the proceeds used by the Company solely for the consummation of the acquisition of TP Group Holding GmbH (“TP Holding”) and Sixfold GmbH (the “Acquisition”) pursuant to the Sale and Purchase Agreement, dated as of December 11, 2022, by and among Spider Investments Luxembourg S.à r.l., as seller, Trimble Trailblazer GmbH, as purchaser, and the Company (the “Purchase Agreement”), including payment of the consideration for the Acquisition, repaying indebtedness of TP Holding and its subsidiaries, and/or the payment of transaction costs and expenses.
Unless previously drawn or terminated, the commitments under the Term Loan Credit Agreement terminate on the earliest to occur of: (1) 11:59 p.m., New York City time on July 10, 2023; (2) the date of the consummation of the Acquisition, effective immediately following such consummation, with or without the use of any portion of the loans under the Term Loan Credit Agreement; and (3) the termination of the Purchase Agreement in accordance with the terms thereof.
Repayments. The principal amount of the 3-Year Tranche loans, together with accrued and unpaid interest thereon, will be due and payable on the third anniversary of the funding date of the 3-Year Tranche loans. The Company is required to repay the 5-Year Tranche loans in quarterly installments equal to 0% of the original principal amount of the 5-Year Tranche loans for the first twelve calendar quarters following the funding date, 1.25% of the original principal amount of the 5-Year Tranche loans for each of the next four calendar quarters and 2.5% of the original principal amount of the 5-Year Tranche loans for each calendar quarter thereafter, with the remaining principal amount and accrued and unpaid interest being due and payable on the fifth anniversary of the funding date of the 5-Year Tranche loans.
The term loans may be prepaid by the Company at any time in whole or in part, subject to certain minimum thresholds, without penalty or premium, subject to customary breakage costs for certain types of loans.
Fees and Interest Rates. The Company is obligated to pay customary closing fees, arrangement fees and administration fees for a credit facility of this size and type. In addition, the Company is required to pay a ticking fee at a rate of 0.175% per annum on the average daily unused amount of the Term Loans during the period from and including March 11, 2023 to, but excluding, the earlier of the funding dated of the term loans and the date of termination of the term loan commitments.
Borrowings under the Term Loan Credit Agreement will bear interest, at the Company’s option, at either: (a) the alternate base rate, which is defined as a fluctuating rate per annum equal to the greatest of (i) the prime rate then in effect, (ii) the federal funds rate then in effect, plus 0.50% per annum, and (iii) an adjusted term SOFR rate determined on the basis of a one-month interest period, plus 1.00%, in each case, plus a margin of between 0.125% and 1.000% for the 3-Year Tranche loans and 0.250% and 1.125% for the 5-Year Tranche loans; and (b) an adjusted term SOFR rate (based on one, three or six month interest periods), plus a margin of between 1.125% and 2.000% for the 3-Year Tranche loans and a margin of between 1.250% and 2.125% for the 5-Year Tranche loans. The applicable margin in each case is determined based on the Company’s credit rating at such time. Interest is payable quarterly in arrears with respect to borrowings bearing interest at the alternate base rate or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at the term SOFR rate.
Representations; Covenants. The Term Loan Credit Agreement contains various customary representations and warranties by the Company, which include customary materiality, material adverse effect and knowledge qualifiers. The Term Loan Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries’ ability to create liens and enter into sale and leaseback transactions, and that restrict the ability of the subsidiaries to incur indebtedness. Further, the Term Loan Credit Agreement contains financial covenants that require the maintenance of maximum leverage and minimum interest coverage ratios.
Events of Default. The Term Loan Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount will accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate the Company’s obligations under the Term Loan Credit Agreement; however, that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company.
The foregoing description of the Term Loan Credit Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the Term Loan Credit Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Revolving Credit Agreement Amendment
On March 24, 2022, the Company entered into a Credit Agreement, by and among the Company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”), which provides for an unsecured revolving loan facility in the aggregate principal amount of $1.25 billion (the “Revolving Credit Agreement”). In connection with the Acquisition, the Company, the lenders party thereto and the Administrative Agent entered into Amendment No. 1 to Credit Agreement (the “Amendment”), which amended the Revolving Credit Agreement to, among other things, make $600.0 million of the commitments under the Revolving Credit Agreement available subject to the satisfaction of specified conditions for consummation of the Acquisition, including payment of the consideration for the Acquisition, repaying indebtedness of TP Holding and its subsidiaries, and/or the payment of transaction costs and expenses, and to increase the maximum permitted leverage ratio for specified periods following the closing of the Acquisition.
Upon the effectiveness of the Term Loan Credit Agreement and the Amendment, the commitments under the Commitment Letter, dated as of December 11, 2022, by and among the Company, Bank of America, N.A. and BofA Securities, Inc. were reduced so that €500.0 million of commitments remain under such commitment letter.
The foregoing description of the Amendment and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the Amendment, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Term Loan Credit Agreement, dated December 27, 2022, by and among Trimble Inc., the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.
10.2	Amendment No. 1 to Credit Agreement, dated as of December 27, 2022, entered into among Trimble Inc., the lenders party thereto and Bank of America, N.A., as administrative agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC.
a Delaware corporation

Date:December 29, 2022	By:	/s/ James A. Kirkland
James A. Kirkland
Senior Vice President and General Counsel